CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post Effective Amendment No. 1 to Registration Statement No.143481 of our report dated March 28, 2008, relating to the consolidated financial statements of Paragon, Inc appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte

Deloitte.
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
May 6, 2008